EXHIBIT 99.1

KORU Medical Systems Reports Preliminary Fourth Quarter and Full Year 2024 Results;
Achieves Record Full Year and Quarterly Revenues; Positive Cash Flow for the Fourth Quarter

MAHWAH, NJ – January 13, 2025 – KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and patient-centric large volume subcutaneous infusion solutions, today announced preliminary unaudited results for the fourth quarter and full year ended December 31, 2024.

Financial Results (unaudited)

-	Preliminary, unaudited fourth quarter 2024 net revenues expected to be $8.9 million, representing growth of 23% over the prior year period

-	Preliminary, unaudited full year 2024 net revenues expected to be $33.7 million, representing growth of 18% over the prior year

-	Ending cash balance of $9.6 million, representing positive cash flow of $0.8 million for the fourth quarter and full year cash burn of $1.9 million, a 67% improvement over the prior year

“I am proud of the growth that we have achieved in our fourth quarter and 2024 finish,” said Linda Tharby, President and CEO of KORU Medical. “We executed on all aspects of our strategic plan as we continued to win share in the US market, expanded our international footprint, and made meaningful progress towards adding new drug therapies to our label. We did this as we continued to improve margins and demonstrated a disciplined use of cash. We are excited by our fourth quarter momentum that we will carry into 2025 as we look to capitalize on near-term catalysts that will continue to transform KORU into a global leader in drug delivery.”

KORU plans to release its fourth quarter and full year 2024 financial results in early March 2025. The quarterly and annual preliminary revenue figures included in this press release are subject to adjustment following the completion of review and audit procedures by the Company’s independent registered public accountants.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and patient-centric large volume subcutaneous infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System (the “Freedom System”) currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. The Freedom System, which received its first FDA clearance in 1994, is used for self-administration in the home by the patient and/or delivery in an ambulatory infusion center by a healthcare professional. Through its Novel Therapies business, KORU Medical provides products for use by biopharmaceutical companies in feasibility/clinical trials during the drug development process and, as needed, is capable of customizing the Freedom System for clinical and commercial use across multiple drug categories. For more information, please visit www.korumedical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to sales expansion into new regions. Actual results may differ materially from these statements due to potential risks and uncertainties such as those risks and uncertainties included under the captions "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023 which is on file with the SEC and available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of April 11, 2024. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Louisa Smith

investor@korumedical.com